UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2015

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts	01915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Closing of Property Sale and Entry into Lease.  Effective on January 30, 2015, Axcelis Technologies, Inc. (“Axcelis” or the “Company”) sold the Company’s headquarters building at 108 Cherry Hill Drive, located on approximately 37 acres in Beverly, Massachusetts (the “Property”) to Beverly Property Owner LLC, an affiliate of Middleton Partners of Northbrook, Illinois (“Middleton”) under a Real Estate Sale Agreement dated October 3, 2014.  Under this sale, the Company received a purchase price of $49 million, of which approximately $15 million was applied to discharge a mortgage on the property.

Also effective on January 30, 2015, as part of the closing, the Company and Middleton entered into a Lease Agreement pursuant to which Axcelis will lease the Property for a 22 year term, with the right to extend up to an additional 25 years. The Lease provides for an annual rent of $4.7 million, $4.825 million and $5.36 million in years one, two and three, respectively.  The rent in subsequent years reflects an annual increase of 2%, until year 11, when the rent will decrease by 6%, and then continue with an annual increase of 2% in years 12-22.  The Lease contains “triple net” terms, which means that the Company will remain responsible for all expenses associated with the Property, including but not limited to maintenance, property taxes, insurance and facilities expense.  The Lease grants a right of first offer to the Company in the event that the landlord under the Lease desires to sell the Property.

Amendment of Credit Facility.  The Company has a revolving credit facility with Silicon Valley Bank (the “Bank”) dated October 31, 2013. Under this revolving credit facility, the Company has the ability to borrow up to $10.0 million on a revolving basis during its two year term. The Company’s ability to borrow under this line of credit is limited to 80% of the then current amount of qualified accounts receivable. Effective February 2, 2015, the Company and the Bank entered into a Second Amendment to the 2013 Loan and Security Agreement, which amended and restated a minimum adjusted net income covenant to eliminate a requirement for the quarter ended December 31, 2014 and adjusted this covenant for future periods. All other terms of the Loan and Security Agreement remain in effect.

Item 1.02 Termination of a Material Definitive Agreement.

On February 2, 2015, in connection with the closing of the sale of the Property, the Company terminated the Business Loan Agreement dated July 5, 2013 with Northern Bank & Trust Company by paying off the outstanding principal and accrued interest under that agreement.  Under the terminated agreement, the Company had received a term loan of $15.0 million due in July 2016, secured by the Property, as defined above.  The mortgage on the Property was released in connection with the termination.  In accordance with the Business Loan Agreement, Axcelis paid a 2% fee on the approximately $14.4 million principal prepayment.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure in the first paragraph of Item 1.01 above is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On February 5, 2014, Axcelis Technologies, Inc. (the “Company”) issued a press release regarding its financial results for the quarter ended December 31, 2014.  The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 5, 2015. Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2015	Axcelis Technologies, Inc.

	By:	/s/ KEVIN J. BREWER
Kevin J. Brewer
Executive Vice President
and Chief Financial Officer